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                                     FORM OF
                             DISTRIBUTION AGREEMENT

         AGREEMENT, dated as of ___________, 2004, by and between, John Hancock Variable Series Trust I (the "Trust"), on behalf of each of the one or more portfolios of the Trust listed in Appendix A (each such portfolio a "Participating Fund"), and Manulife Financial Securities LLC (the "Series Distributor").

         WHEREAS, the Trust is a Massachusetts business trust which is registered as an open-end investment company under the Investment Company Act of 1940 (the "1940 Act") and sells its shares to insurance company separate accounts to which net premiums, contributions and considerations under variable insurance and annuity products ("Variable Products") are allocated for investment in the Trust ("Eligible Separate Accounts");

         WHEREAS, the Trust has divided its shares into series, each representing a different Fund, has further divided the shares of each Fund into three classes of shares (NAV Class, Series I and Series II), and has adopted a plan with respect to the Series I and shares (collectively, the "Rule 12b-1 Classes") of each Participating Fund pursuant to Rule 12b-1 under the 1940 Act (the "Rule 12b-1 Plan");

         WHEREAS, The Trust also has adopted a related plan under Rule 18f-3 (the "Rule 18f-3 Plan") under the 1940 Act;

         WHEREAS, the Rule 12b-1 Plan and the Rule 18f-3 Plan (together, the "Plans") provide that the Rule 12b-1 Classes of a Participating Fund of the Trust may be assessed with fees at rates specified in the Rule 12b-1 Plan;

         WHEREAS, the Trust desires the Series Distributor to act as a principal underwriter with respect to Series I and Series II shares of the Participating Fund; and

         WHEREAS, the Series Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. ("NASD");

         NOW, THEREFORE, the Trust and the Series Distributor agree as follows:

        1.   APPOINTMENT AND ACCEPTANCE

         The Trust hereby appoints the Series Distributor as principal underwriter and distributor of the shares of the Funds, and the Series Distributor hereby accepts that appointment; provided, however, that this appointment shall extend only to sales to Eligible Separate Accounts of Manufacturers Life Insurance Company (U.S.A.) (hereinafter, "Manufacturers USA") and Manufacturers Life Insurance Company of New York (hereinafter "Manufacturers New York") and Eligible Separate Accounts of such other insurance companies as the Trust shall have authorized in writing.

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        2.   RULE 12B-1 COMPENSATION TO THE SERIES DISTRIBUTOR

          2.1. Each Participating Fund will pay Rule 12b-1 compensation to the Series Distributor up to the net effective annual rate indicated below for each Rule 12b-1 Class of the Fund's shares:

                     Series I                          .40%

                     Series II                         .60%

These fees shall be accrued daily and payable monthly based on the current net assets of the applicable Rule 12b-1 Class of a Participating Fund's shares as to which the Series Distributor has served as principal underwriter (or that are exchanged or converted in any reorganization for other shares of any fund as to which the Series Distributor served as a principal underwriter). "Current net assets" for purposes of computing the amount of Rule 12b-1 Fee accrued with respect to any class of a Participating Fund's shares shall mean the net assets for that class of that Fund's shares for the most recent preceding day for which the net assets for that Fund were computed. The fee shall be payable as soon as possible after the last day of each calendar month. In the case of termination of this Agreement as to any class of a Participating Fund, the fees accrued for such shares through the date of termination will be paid. The Series Distributor waives any claim for Rule 12b-1 Fees in excess of the rates specified above.

          2.2. The Series Distributor shall be entitled to no compensation for services rendered and expenses borne as principal underwriter and distributor other then as specified in this Section 2.

        3.   AUTHORITY OF SERIES DISTRIBUTOR

         Without limiting the foregoing, in its capacity as principal underwriter and distributor, and acting as principal and not as agent for the Trust, the Series Distributor is authorized, from time to time, to enter into separate agreements with Manufacturers USA, with Manufacturers New York and with other insurance companies authorized pursuant to Section 1 hereof, and with any broker or other intermediary through whom a transaction is effected as to which the Series Distributor is acting as principal underwriter hereunder, which agreements may provide how much compensation out of any related Rule 12b-1 payments the Series Distributor will pay to any such company or person and how much of such payments, if any, will be retained by the Series Distributor, in each case, however, on terms and conditions not inconsistent with this Agreement or the Rule 12b-1 Plan.

        4.   COMPLIANCE WITH PLANS

         Each party hereto agrees to comply with each provision of the Rule 12b-1 Plan or the Rule 18f-3 Plan (as they may be amended from time to time) that is applicable to that party. The Trust agrees to advise the Series Distributor of any change in either Plan.

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        5.   FURNISHING CERTAIN INFORMATION

         Without limitation of any other provision of this Agreement, the parties hereto agree, upon request, to furnish to the Trustees of the Trust such information available to them that may be reasonably necessary (a) to evaluate the Rule 18f-3 Plan (or any successor or proposed successor to that Plan) in connection with any vote referred to in Rule 18f-3(d) or (b) to an informed determination of whether the Rule 12b-1 Plan (or any successor or proposed successor to such Plan), or any agreement related to such Plan, or any revisions thereto, should be approved or continued. Also, the Series Distributor shall furnish to the Trust, at least quarterly, reports as to the sales of Trust shares made pursuant to this Agreement. Such reports shall be in writing and include information on the amounts of Rule 12b-1 Fees expended for each Rule 12b-1 Class of each Participating Fund, the recipients of the Rule 12b-1 Fees expended by the Series Distributor or by affiliated and unaffiliated insurance companies, and the purposes for which such amounts were expended. Series Distributor hereby authorizes John Hancock Life Insurance Company to deliver these reports on the Series Distributor's behalf, if the Trustees of the Trust so request.

         These reports shall also include such information about expense apportionments or allocations, fee or expense waivers for any classes, and differences in shareholder voting patterns as among different classes of the same Participating Fund, and other pertinent matters as the Trustees may reasonably request.

        6.   PURCHASES AND REDEMPTIONS OF SHARES

          6.1. Purchases and redemptions of Series I and Series II shares of a Participating Fund shall be at the net asset value therefore as described in the Trust's prospectus and statement of additional information.

          6.2. Sales, redemptions and repurchases shall be effected directly by the transfer agent of the Trust, as such, according to the terms of the Trust's transfer agency agreement, and payment for shares shall be transmitted by the transfer agent directly to the Trust's custodian.

          6.3. The Trust shall have the right to suspend the redemption of shares of any of its Participating Funds pursuant to the conditions set forth in its Prospectus and Statement of Additional Information. The Trust shall also have the right to suspend the sale of shares of any or all of its Funds at any time when it is authorized to suspend redemption of such shares. The Trustees of the Trust also may refuse to sell shares of any Fund to any person, or suspend or terminate the offering of shares of any Fund, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Trustees acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, in the best interests of such Fund and its shareholders (including Variable Product owners).

          6.4. The Trust will give the Series Distributor prompt notice of any such suspension and shall promptly furnish such other information in connection with the sale and redemption of Participating Fund shares as the Series Distributor reasonably requests.

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          6.5.   Issuance and transfer of the Trust's shares will be by book entry only. Share certificates will not be issued. Shares ordered from the Trust will be recorded on the transfer records of the Trust in an appropriate title for each shareholder.

        7.   CERTAIN DOCUMENTS AND EXPENSES

          7.1. The Trust will prepare and be responsible for filing with the SEC and any state regulatory authorities requiring such filing all shareholder reports, proxy materials and prospectuses and statements of additional information of the Trust. The Trust will bear the costs of registration and qualification of the shares of the Funds, preparation and filing of the documents listed in this paragraph and all taxes to which an issuer is subject on the issuance and transfer of its shares.

          7.2.   At the option of the Series Distributor, the Trust will either
(a) provide the Series Distributor with as many copies of the Trust's current prospectus, statement of additional information, annual report, semi-annual report, proxy materials and other shareholder communications, including any amendments or supplements to any of the foregoing, as the Series Distributor may reasonably request with respect to the Participating Funds; or (b) provide the Series Distributor with camera ready copies of such documents in a form suitable for printing. To the extent that the Series Distributor requests multiple copies of documents pursuant to clause (a) above for marketing or other purposes, the Series Distributor shall bear the cost of such multiple copies.

        8.   SALES MATERIAL AND INFORMATION

          8.1. The Series Distributor will use its best efforts to ensure that any sales literature and other promotional material prepared by it or on its behalf in which the Trust, a Fund, any investment adviser of subadviser to any Fund is named, conforms to all requirements of all applicable federal and state laws and rules and regulations, including all applicable rules and regulations of the NASD.

          8.2. The Series Distributor will not give any information or make any representations or statements on behalf of the Trust or concerning the Trust in connection with the sale of Fund shares, other than the information or representations contained in the registration statement, prospectus or statement of additional information for the Fund's shares, as such registration statement, prospectus and statement of additional information may be amended or supplemented from time to time, or in reports or proxy statements for the Trust, or in sales literature or other promotional material approved in writing by the Trust or its designee, except with the written approval of the Trust or its designee.

          8.3. The Trust will use its best efforts to ensure that sales literature and other promotional material prepared by it or on its behalf in which the Series Distributor is named, conforms to all requirements of all applicable federal rules and regulations of the NASD.

          8.4. The Trust will not give any information or make any representations or statements on behalf of or concerning the Series Distributor except with the written permission of the Series Distributor or its designee.

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          8.5.   Each party hereto will provide to each other party, to the extent it is relevant to the Contracts or the Trust, a copy of any comment letter received from the staff of the United States Securities and Exchange Commission ("SEC") or the NASD, and such party's response thereto, following any examination or inspection by the staff of the SEC or the NASD.

          8.6. As used herein, the phrase "sales literature and other promotional material" includes, but is not limited to, advertisements (such as material published or designed for use in a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, sign or billboard, motion picture or other public medium), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees.

        9.   REPRESENTATIONS AND WARRANTIES

          9.1.   Representations and Warranties of the Series Distributor

                (a) The Series Distributor represents and warrants that it is limited liability company duly organized or existing and in good standing under applicable law, and that, in discharging its functions hereunder, it will comply in all material respects with all applicable federal and state laws.

                (b) The Series Distributor represents and warrants that it will use all reasonable efforts to avoid offering or selling shares of a Participating Fund to any person or entity that is not (a) an insurance company that will hold such shares in a "segregated asset account" within the meaning of Treas. Reg. Section 1.817-5(e) through which public access to the Fund is available only pursuant "variable contracts," within the meaning of Section 817(d) of the Code or (b) other purchasers of the kind specified in Treas. Reg.
Section 1.817-5(f)(3) as from time to time in effect; and the Series Distributor agrees to promptly notify the Trust if it has reason to believe that Fund shares are being held by or are being offered or sold to any person or entity not referred to in clause (a) or (b) above.

          9.2.   Representations and Warranties of the Trust

                (a) The Trust represents and warrants that it is lawfully organized and validly existing under the laws of the Commonwealth of Massachusetts and that it does and will at all times during the term of this Agreement comply in all material respects with the 1940 Act.

                (b) The Trust represents and warrants that shares of the Patricipating Fund offered and sold pursuant to this Agreement will be registered under the Securities Act of 1933 (the "1933 Act"), duly authorized for issuance and sold in compliance with the laws of the Commonwealth of Massachusetts and all applicable federal and state securities laws and that the Trust is and will remain during the term of this Agreement registered as an open-end management investment company under the 1940 Act. The Trust agrees that it will amend the registration statement for a Participating Fund's shares under the 1933 Act and the 1940 Act from time to time as required in order to permit the continuous offering of its shares in

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accordance with the 1933 Act. The Trust will register and qualify the shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust or the Series Distributor.

                (c) The Trust represents and warrants that the registration statement for shares of a Participating Fund and any amendments or supplement thereto will, when they become effective, conform in all material respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations of the SEC thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, provided, however, that this representation and warranty will not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Trust by or on behalf of the Series Distributor or any holder of the Trust's shares expressly for use therein.

        10.  NOTICES

         Any notice required under this Agreement shall be sufficiently given when sent by registered or certified mail, by facsimile transmission (provided that a copy is also sent by registered or certified mail) or by a nationally recognized overnight delivery service, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

         If to the Trust:

                  John Hancock Variable Series Trust I
                  John Hancock Place
                  P.O. Box 111
                  Boston, MA 021117
                  Attention: Raymond F. Skiba
                  Fax No.: (617) 886-3746

         If to Series Distributor:

                  Manulife Financial Services, LLC
                  P.O. Box 4700
                  Buffalo, NY  14240 - 4700
                  Attention: President

        11.  CONTINUATION AND TERMINATION OF THIS AGREEMENT

          11.1. This Agreement shall continue as to Series I and Series II classes of a Participating Fund's shares for a period of more than one year after it takes effect as to that class of that Fund only so long as such continuance is specifically approved as to that class of that Fund at least annually by votes of the majority of (a) the Trustees and (b) the Independent Trustees of the Trust cast in person at a meeting called for the purpose of voting on such continuance.

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          11.2.  This Agreement shall terminate automatically in the event of its assignment.

          11.3. This Agreement may be terminated at any time with respect to any class of a Participating Fund's shares, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities representing that class of that Fund's shares, or by the Series Distributor, on 60 days' written notice to any other parties hereto.

          11.4. Termination of this Agreement as to any Participating Fund or class of shares thereof shall not be deemed to extinguish any claim arising prior to such termination for breach of this Agreement or breach of any representation or warrantee herein.

        12.  DEFINITIONS

         As used in this agreement, (a) the term "Independent Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of the Rule 12b-1 Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions or interpretations as may be granted or issued by the SEC.

        13.  MISCELLANEOUS

          13.1. The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, to which the parties hereto are entitled or subject under state and federal laws.

          13.2. This Agreement is executed on behalf of the Trustees of the Trust as Trustees and not individually, and the obligations of or arising out of this Agreement are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the respective class of each Participating Fund.

          13.3. This Agreement may be executed in two or more counterparts which together will constitute one and the same instrument.

          13.4. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement will not be affected thereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


JOHN HANCOCK VARIABLE SERIES TRUST I


By:_______________________________
Name:  Kathleen F. Driscoll
     ----------------------
Title:  President
      -----------

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MANULIFE FINANCIAL SECURITIES LLC

By:  The Manufacturers Life Insurance Company (U.S.A.)
     Its Managing Member


By:_______________________________
Name:_____________________________
Title:____________________________

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                                   APPENDIX A

                                       TO

               DISTRIBUTION AGREEMENT DATED AS OF __________, 2004
           BETWEEN JOHN HANCOCK VARIABLE SERIES TRUST I (THE "TRUST")
                       AND MANULIFE FINANCIAL SERVICES LLC

The portfolios of the Trust that are deemed to be "Participating Funds," and to which the above-captioned Agreement therefore pertains, are as follows:

International Equity Index Fund

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